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                                                          EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT

1. Rhythms Links Inc. (formerly ACI Corp.), a Delaware corporation. This subsidiary does business as Accelerated Connections, Inc. and as Accelerated Connections.

2.    ACI Corp. - Virginia, a Virginia corporation.